As filed with the Securities and Exchange Commission on June 23, 2008
Registration No. 333-150979
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANCOCK FABRICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	5940	64-0740905
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One Fashion Way, Baldwyn, MS 38824 (662) 365-6000
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Robert W. Driskell
Senior Vice President and Chief Financial Officer
One Fashion Way
Baldwyn, MS 38824
(662) 365-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sam D. Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue
Memphis, TN 38103
(901) 577-2148

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee
Subscription Rights	N/A(1)	N/A	N/A	N/A
Floating Rate Secured notes	$20,000,000(2)	$1,000.00	$20,000,000(2)	$786(3)
Floating Rate Secured in-kind notes	$2,000,000(4)	$1,000.00	$2,000,000	$79(3)
Warrants to purchase Common Stock	9,500,000(5)	N/A	N/A	N/A(6)
Common Stock, par value $0.01 per share, issuable upon exercise of Warrants	10,450,000(7)	$1.24(8)	$12,958,000	$509(9)
Total Registration Fee				$1,374(10)

(1)	We are granting at no cost to holders of our outstanding common stock transferable subscription rights to purchase an aggregate of $20,000,000 of our floating rate secured notes and accompanying warrants.
(2)	Represents the aggregate principal amount of the notes being registered.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	Represents additional floating rate secured notes that may be issued by our company to noteholders in lieu of cash payments of interest for the initial four quarterly interest payments due on the notes.
(5)	Represents 9,500,000 warrants, each of which is exercisable for one share of common stock.
(6)	Pursuant to Rule 457(g) under the Securities Act, no registration fee is required with respect to the warrants.
(7)	Pursuant to Rule 416(a) under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions. Represents 110% of the shares currently issuable upon exercise of the warrants.
(8)	The per share exercise price of the warrants is equal to the greater of (i) $1.00 per share and (ii) the volume weighted average trading price per share for the 30 days prior to issuance. For purposes of the calculation of the registration fee, we have based the exercise price on the last sale reported on the Over-the-Counter Bulletin Board quotation service on May 12, 2008.
(9)	Calculated pursuant to Rule 457(g) under the Securities Act based on the last sale reported on the Over-the-Counter Bulletin Board quotation service on May 12, 2008.

(10)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Pre-Effective Amendment No. 2 to Form S-1 (File No. 333-150979)(the “Registration Statement”) is being filed solely for the purpose of amending Part II, Item 17, and no other changes or additions are being made hereby to the prospectus that forms a part of this Registration Statement. Accordingly, such prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering are as set forth in the following table. All amounts except the Securities and Exchange Commission (“SEC”) registration fee are estimated.

SEC Registration Fee	$1,374
Blue Sky Fees and Expenses	5,000
Indenture Trustee Fees	8,000
Subscription Agent Fees	25,000
Printing and Engraving Expenses	5,000
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	35,000
Miscellaneous Expenses	5,000

Total	$99,374

Item 14.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Eleven of the company’s certificate of incorporation includes such a provision.

Article Ninth of the company’s Certificate of Incorporation (the “Certificate”) provides for indemnification, to the fullest extent authorized by Delaware law (as currently in effect or, to the extent indemnification is broadened, as it may be amended), for each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the company (or was serving at the request of the company as a director, officer, partner, member or trustee of another entity). Such indemnification extends to all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Article Ninth provides that rights conferred thereby are contract rights and are not exclusive of any other rights that the indemnitee may acquire under any statute, provision of the Certificate or By-Laws of the company, agreement, vote of stockholders or disinterested directors, or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index.

Item 17.	Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons of the Registrant, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baldwyn, State of Mississippi, on June 23, 2008.

HANCOCK FABRICS, INC.

By:	/s/ Robert W. Driskell
Robert W. Driskell
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 2008:

/s/ Jane F. Aggers* Jane F. Aggers President, Director and Chief ExecutiveOfficer (Principal Executive Officer)		/s/ Wellford L. Sanders* Wellford L. Sanders Director

/s/ Robert W. Driskell Robert W. Driskell Chief Financial Officer (Principal Financial and Accounting Officer)		/s/ Donna L. Weaver* Donna L. Weaver Director

/s/ Don L. Frugé* Don L. Frugé Director		/s/ Bernard J. Wein* Bernard J. Wein Director

/s/ Roger T. Knox* Roger T. Knox Director

*By:	/s/ Robert W. Driskell Robert W. Driskell Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

3.1	a	Certificate of Incorporation.
3.2	d	By-Laws.
3.3	s	Amended and Restated By-Laws, effective July 3, 2007.
4.1	g	Amended and Restated Rights Agreement with Continental Stock and Transfer Company, dated March 23, 1987, and amended and restated most recently on March 4, 2001.
4.2	b	Agreement with Continental Stock and Transfer Company (as Rights Agent) dated July 16, 1992.
4.3	*	Specimen representing the Common Stock, par value $0.01 per share, of Hancock Fabrics, Inc.
4.4	*	Indenture between Hancock Fabrics, Inc. and Deutsche Bank National Trust Company.
4.5	*	Master Warrant Agreement between Hancock Fabrics, Inc. and Continental Stock Transfer & Trust Company.
4.6	*	Specimen representing the Floating Rate Secured notes of Hancock Fabrics, Inc.
4.7	*	Specimen representing the Warrants of Hancock Fabrics, Inc.
4.8	*	Form of Subscription Certificate for Rights.
5.1	*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. as to legality of securities being registered.
10.1	d	Form of Indemnification Agreement, dated June 8, 1995, for each of Don L. Frugé and Donna L. Weaver.
10.2	e	Form of Indemnification Agreements for Bruce D. Smith dated December 10, 1996, Larry D. Fair dated June 8, 1995, William A. Sheffield, Jr. dated June 13, 1996, and William D. Smothers dated July 8, 1995.
10.3	e	Form of Agreements (deferred compensation) with Bruce D. Smith dated December 10, 1996, Larry D. Fair dated June 13, 1996, William A. Sheffield, Jr. dated June 13, 1996, and William D. Smothers dated June 9, 1988.
10.4	e	Form of Severance Agreements with Bruce D. Smith dated December 10, 1996 and Larry D. Fair, William A. Sheffield, Jr., and William D. Smothers dated May 4, 2002.
10.5	e	Form of Agreements to Secure Certain Contingent Payments with Bruce D. Smith dated December 10, 1996.
10.6	c	Supplemental Retirement Plan, as amended.
10.7	e	1996 Stock Option Plan.
10.8	e	Extra Compensation Plan.
10.9	f	Indemnification Agreement for Roger T. Knox dated June 21, 1999.
10.10	f	Form of Agreement and Renewal of Severance Agreement for Bruce D. Smith dated May 4, 1999.
10.11	h	2001 Stock Incentive Plan.
10.12	i	Officer Incentive Compensation Plan as amended.
10.13	i	Amended and Restated 1995 Restricted Stock Plan and Deferred Stock Unit Plan.
10.14	j	Employment Agreement with Jane F. Aggers, dated as of December 15, 2004.
10.15	k	2004 Special Stock Plan.
10.16	j	Amendment to Agreement and Agreement to secure Certain Contingent Payments with Bruce D. Smith, dated as of March 15, 2005.
10.17	j	Form of Indemnification Agreement, dated September 23, 2004 for Wellford L. Sanders, Jr. and June 10, 2004 for Bernard J. Wein.
10.18	l	Loan and Security Agreement (“Wachovia Credit Facility”), dated June 29, 2005, by and among Hancock Fabrics, Inc., HF Merchandising Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc., Hancock Fabrics, LLC, HF Enterprises, Inc., HF Resources, Inc. and Wachovia Bank, National Association, in its capacity as agent.

Exhibit
Number		Description

10.19	l	Pledge and Security Agreement, dated June 29, 2005, by Hancock Fabrics, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.20	l	Pledge and Security Agreement, dated June 29, 2005, by HF Resources, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.21	l	Pledge and Security Agreement, dated June 29, 2005, by HF Enterprises, Inc., to and in favor of Wachovia Bank, National Association, in its capacity as agent.
10.22	l	Trademark Collateral Assignment and Security Agreement, dated June 29, 2005, by and among HF Enterprises, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.23	l	Guarantee, dated June 29, 2005, by Hancock Fabrics, Inc., HF Merchandising Inc., Hancock Fabrics of MI, Inc., hancockfabrics.com, Inc., Hancock Fabrics, LLC, HF Enterprises, Inc. and HF Resources, Inc. in favor of Wachovia Bank, National Association, in its capacity as agent.
10.24	l	Deposit Account Control Agreement, dated June 29, 2005, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.24	l	Deposit Account Control Agreement, dated June 29, 2005, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.25	l	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixtures, dated June 29, 2005, by and from Hancock Fabrics, Inc. to Donald G. Ogden for the benefit of Wachovia Bank, National Association, in its capacity as agent.
10.26	l	Affiliate Subordination Agreement, dated June 29, 2005, by and among Wachovia Bank, National Association, in its capacity as agent, HF Resources, Inc. and HF Enterprise, Inc.
10.27	m	First Amendment to Wachovia Credit Facility dated July 26, 2005.
10.28	n	2005 Stock Compensation Plan for Non-Employee Directors.
10.29	o	Amendment to Employment Agreement with Jane F. Aggers, dated December 15, 2004.
10.30	o	Amendment No. 1, dated December 9, 2005, to the Amended and Restated Rights Agreement.
10.31	u	Severance agreement with Kathleen Kennedy, dated March 15, 2006.
10.32	p	Amendment No. 2, dated March 20, 2006, to the Amended and Restated Rights Agreement.
10.33	p	Amended and Restated Rights Agreement with Continental Stock Transfer and Trust Company.
10.34	u	2001 Stock Incentive Plan, as amended.
10.35	u	Severance agreement with Gail Moore, dated June 12, 2006 Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.36	q	Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.37	u	Fifth Amendment to Wachovia Credit Facility dated October 31, 2006 Fifth Amendment to Wachovia Credit Facility dated October 31, 2006.
10.38	u	Amendment No. 1 to Ratification and Amendment Agreement, and Amendment No. 7 to Wachovia Credit Facility, dated April 19, 2007.
10.39	u	Severance agreement with Kathleen Kennedy, dated May 9, 2007.
10.40	u	Amended and restated, Deposit Account Control Agreement, dated May 24, 2007, by and among BancorpSouth Bank, Hancock Fabrics, Inc. and Wachovia Bank, National Association, in its capacity as agent.
10.41	r	Loan and Security Agreement (Ableco Facility), dated June 15, 2007.
10.42	u	Form of Amendments and Renewals of Severance Agreements for Larry D. Fair, William A. Sheffield and William D. Smothers, Jr. dated March 16, 2005.
10.43	u	Form of Amendments to the Deferred Compensation Agreements for Larry D. Fair, William A. Sheffield, Jr. and William D. Smothers dated December 22, 2005.
10.44	t	GE Capital Commitment letter, dated April 9, 2008.

Exhibit
Number		Description

10.45	*	Subscription Agent Agreement.
10.46	v	Commitment Letter with Backstop Purchasers.
10.47	v	Fee Letter with Backstop Purchasers.
21.1	u	Subsidiaries of the Registrant.
23.1	*	Consent of Burr, Pilger & Mayer LLP.
23.2	*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (included in Exhibit 5.1).
24.1	*	Powers of attorney (included on signature page of the Registrant’s Form S-1 filed with the Commission on May 16, 2008).
99.1	*	Form of letter to stockholders.
99.2	*	Form of letter to brokers.

*	Filed herewith.

Incorporated by reference to (Commission file number for Section 13 reports is 001-9482):

a	Form 10-K dated April 27, 1992.

b	Form 10-K dated April 26, 1993.

c	Form 10-K dated April 24, 1995.

d	Form 10-K dated April 22, 1996.

e	Form 10-K dated April 22, 1997.

f	Form 10-K dated April 25, 2000.

g	Form 8-K dated April 6, 2001.

h	Form S-8 dated September 7, 2001.

i	Form 10-K dated April 28, 2003.

j	Form 10-K dated April 15, 2005.

k	Form S-8 dated April 14, 2005.

l	Form 8-K dated July 6, 2005.

m	Form 10-Q dated September 8, 2005.

n	Form S-8 (File No. 333-128432) dated September 20, 2005.

o	Form 8-K dated December 9, 2005.

p	Form 8-K dated March 20, 2006.

q	Form 8-K dated November 1, 2006.

r	Form 8-K dated June 20, 2007.

s	Form 8-K dated July 5, 2007.

t	Form 8-K dated April 10, 2008.

u	Form 10-K dated April 17, 2008.

v	Form 8-K dated May 30, 2008.

Denotes management contract or compensatory plan or arrangement.